Exhibit 99.1

News Release	Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com

DATE: Monday, May 2, 2022

MEDIA CONTACT:	INVESTOR CONTACT:
media@williams.com (800) 945-8723	Danilo Juvane (918) 573-5075	Grace Scott (918) 573-1092

Williams Reports Strong First-Quarter Results;
Raises 2022 Guidance

TULSA, Okla. – Williams (NYSE: WMB) today announced its unaudited financial results for the three months ended March 31, 2022.

Growth continues across key financial metrics
•GAAP net income of $379 million, or $0.31 per diluted share
•Adjusted net income of $499 million, or $0.41 per diluted share (Adjusted EPS) – up 16% and 17%, respectively, vs. 1Q 2021
•Adjusted EBITDA of $1.511 billion – up $96 million or 7% vs. 1Q 2021
•Cash flow from operations (CFFO) of $1.082 billion – up $167 million or 18% vs. 1Q 2021
•Available funds from operations (AFFO) of $1.190 billion – up $161 million or 16% vs. 1Q 2021
•Dividend coverage ratio of 2.30x (AFFO basis)
•Achieved record contracted transmission capacity of 24.4 Bcf/d – up 3% from 1Q 2021
•Expect 7% Adjusted EBITDA growth in 2022 with guidance midpoint of $6.05 billion, yielding 6% CAGR over the last five years

Recently executed strategic agreements position company for continued growth
•Secured customer commitments for the Texas to Louisiana Energy Pathway Project, a 364 MMcf/d Transco expansion project to serve the growing LNG export market
•Secured transportation and processing agreement with Salamanca producers in Deepwater Gulf of Mexico, marking the 7th tieback to Williams’ deepwater assets over the past two years
•Reached agreement on two new gathering expansions for the rich Utica and Marcellus regions
•Acquired Trace Midstream Haynesville gathering assets and associated customer commitment to advance wellhead to water strategy
•Announced partnerships with decarbonization technology provider Context Labs, Cheniere and other key stakeholders to facilitate delivery of next generation natural gas through GHG quantification, monitoring, reporting and verification technology

CEO Perspective
Alan Armstrong, president and chief executive officer, made the following comments:

“Our natural gas focused strategy continues to deliver as evidenced in our strong first quarter results. Even without the extreme winter weather we saw in first quarter last year, Adjusted EBITDA is up 7 percent with growth across all four of our core business segments as well as at our upstream JV operations. This growth in our base business, better than planned market fundamentals and the Trace acquisition are driving a $250 million increase in the midpoint of our 2022 Adjusted EBITDA guidance.

“This past quarter we achieved a 3% increase in transmission contracted capacity compared to the same period last year led by bringing on line the Leidy South Transco expansion project throughout 2021. We are experiencing continued demand for capacity on our Transco pipeline network as evidenced by the recently contracted Texas to Louisiana Energy Pathway project now in execution to serve the Gulf Coast LNG export market by fourth quarter 2025. We now have six unique transmission expansion projects in execution totaling 1.9 Bcf/d to serve growing natural gas demand. In addition, we recently closed on the strategic acquisition of assets from Trace Midstream. The transaction includes a long-term capacity commitment from a Trace customer in support of Williams’ Louisiana Energy Gateway project that will move Haynesville gas to premium Transco markets, as well as to growing industrial and LNG export demand along the Gulf Coast.

“As we look overseas to the energy crisis in Europe, we recognize the need for reliable, affordable and clean energy that can keep up with the growth that the world demands on a global scale. Williams has critical infrastructure connected to the best natural gas basins in the United States to serve these growing needs. Our organization is excited about stepping up to meet these challenges, and we will deliver on these opportunities."

Williams Summary Financial Information	1Q
Amounts in millions, except ratios and per-share amounts. Per share amounts are reported on a diluted basis. Net income amounts are from continuing operations attributable to The Williams Companies, Inc. available to common stockholders.	2022		2021

GAAP Measures
Net Income	$379		$425
Net Income Per Share	$0.31		$0.35
Cash Flow From Operations	$1,082		$915

Non-GAAP Measures (1)
Adjusted EBITDA	$1,511		$1,415
Adjusted Net Income	$499		$429
Adjusted Earnings Per Share	$0.41		$0.35
Available Funds from Operations	$1,190		$1,029
Dividend Coverage Ratio	2.30	x	2.07	x

Other
Debt-to-Adjusted EBITDA at Quarter End (2)	3.81	x	4.20	x
Capital Investments (3)	$316		$277

(1) Schedules reconciling Adjusted Net Income, Adjusted EBITDA, Available Funds from Operations and Dividend Coverage Ratio (non-GAAP measures) to the most comparable GAAP measure are available at www.williams.com and as an attachment to this news release.

(2) Does not represent leverage ratios measured for WMB credit agreement compliance or leverage ratios as calculated by the major credit ratings agencies. Debt is net of cash on hand, and Adjusted EBITDA reflects the sum of the last four quarters.

(3) Capital Investments includes increases to property, plant, and equipment (growth & maintenance capital), purchases of businesses, net of cash acquired, purchases of and contributions to equity-method investments and purchases of other long-term investments.

GAAP Measures
•First-quarter 2022 net income decreased by $46 million compared to the prior year reflecting the benefit of higher service revenues from commodity-based gathering and processing rates in the West and Transco’s Leidy South project being in service, higher commodity margins, and higher results from our upstream operations associated with increased scale of operations, more than offset by a $123 million net unrealized loss on commodity derivatives, the absence of a $77 million favorable impact in 2021 from Winter Storm Uri, increased depreciation and amortization, and increased operating and administrative expenses driven by the Sequent acquisition and increased scale of our upstream operations.
•Cash flow from operations for the first quarter of 2022 increased as compared to 2021 primarily due to higher operating results exclusive of non-cash items, lower margin deposits associated with commodity derivatives, and higher distributions from equity-method investments.

Non-GAAP Measures
•First-quarter 2022 Adjusted EBITDA increased by $96 million over the prior year, driven by the previously described benefits from service revenues, commodity margins, and upstream operations, partially offset by planned higher operating and administrative costs associated with the Sequent and upstream JV ownership additions.

•First-quarter 2022 Adjusted Income improved by $70 million over the prior year, driven by the previously described impacts to net income, adjusted primarily to remove the effects of net unrealized losses on commodity derivatives and amortization of certain assets from the Sequent acquisition.
•First-quarter 2022 Available Funds From Operations increased by $161 million compared to the prior year primarily due to higher operating results exclusive of non-cash items and higher distributions from equity-method investments.

Business Segment Results & Form 10-Q
Williams' operations are comprised of the following reportable segments: Transmission & Gulf of Mexico, Northeast G&P, West, Gas & NGL Marketing Services and Other. For more information, see the company's first-quarter 2022 Form 10-Q.

	First Quarter
Amounts in millions	Modified EBITDA			Adjusted EBITDA
	1Q 2022	1Q 2021	Change	1Q 2022	1Q 2021	Change
Transmission & Gulf of Mexico	$697	$660	$37	$697	$660	$37
Northeast G&P	418	402	16	418	402	16
West	260	222	38	260	222	38
Gas & NGL Marketing Services	13	93	(80)	65	93	(28)
Other	5	33	(28)	71	38	33
Total	$1,393	$1,410	($17)	$1,511	$1,415	$96

Note: Williams uses Modified EBITDA for its segment reporting. Definitions of Modified EBITDA and Adjusted EBITDA and schedules reconciling to net income are included in this news release.

Transmission & Gulf of Mexico
•First-quarter 2022 Modified and Adjusted EBITDA improved compared to the prior year driven by higher service revenues from Transco’s recently in-service Leidy South expansion project.

Northeast G&P
•First-quarter 2022 Modified and Adjusted EBITDA increased over the prior year driven by higher service revenues, primarily related to gathering rate escalations in various systems in the Northeast.

West
•First-quarter 2022 Modified and Adjusted EBITDA increased compared to the prior year benefiting from higher commodity-based gathering and processing rates and higher Haynesville gathering volumes, as well as favorable commodity margins.

Gas & NGL Marketing Services
•First-quarter 2022 Modified EBITDA declined from the prior year primarily reflecting a $57 million net unrealized loss on commodity derivatives, which is excluded from Adjusted EBITDA. Both measures were also impacted by the absence of a $58 million favorable impact in 2021 from Winter Storm Uri, which was offset by higher commodity margins and higher administrative costs associated with the Sequent business acquired in July 2021.

Other
•First-quarter 2022 Modified EBITDA declined compared to the prior year primarily reflecting a $66 million net unrealized loss on commodity derivatives related to our upstream operations, which is excluded from Adjusted EBITDA. Both measures were also impacted by the absence of a $22 million favorable impact in 2021 from Winter Storm Uri, which was more than offset by higher results from upstream operations.

2022 Financial Guidance
The company now expects 2022 Adjusted EBITDA between $5.9 billion and $6.2 billion, a $250 million midpoint increase from guidance originally issued February 2022. The company now expects 2022 growth capital expenditures between $2.25 billion to $2.35 billion, a $1 billion midpoint increase from guidance originally issued February 2022 driven by the strategic acquisition of Trace Midstream assets. The company continues to expect maintenance capital expenditures between $650 million and $750 million, which includes capital for emissions reduction and modernization initiatives. Importantly, Williams anticipates achieving a leverage ratio midpoint of

3.8x, which along with expectations to generate positive free cash flow after dividends and capital expenditures (excluding Trace acquisition of approximately $950 million) will allow it to retain financial flexibility. Dividend guidance increased 3.7% on an annualized basis to $1.70 in 2022 from $1.64 in 2021.

Williams' First-Quarter 2022 Materials to be Posted Shortly; Q&A Webcast Scheduled for Tomorrow
Williams first-quarter 2022 earnings presentation will be posted at www.williams.com. The company’s first-quarter 2022 earnings conference call and webcast with analysts and investors is scheduled for Tuesday, May 3, at 9:30 a.m. Eastern Time (8:30 a.m. Central Time). Participants who wish to join the call by phone must register using the following link: http://www.directeventreg.com/registration/event/9957109

A webcast link to the conference call is available on Williams' Investor Relations website. A replay of the webcast will be available on the website for at least 90 days following the event.

About Williams
Williams (NYSE: WMB) is committed to being the leader in providing infrastructure that safely delivers natural gas products to reliably fuel the clean energy economy. Headquartered in Tulsa, Oklahoma, Williams is an industry-leading, investment grade C-Corp with operations across the natural gas value chain including gathering, processing, interstate transportation and storage of natural gas and natural gas liquids. With major positions in top U.S. supply basins, Williams connects the best supplies with the growing demand for clean energy. Williams owns and operates more than 30,000 miles of pipelines system wide – including Transco, the nation’s largest volume and fastest growing pipeline – and handles approximately 30 percent of the natural gas in the United States that is used every day for clean-power generation, heating and industrial use. www.williams.com

The Williams Companies, Inc.
Consolidated Statement of Income
(Unaudited)

	Three Months Ended March 31,
	2022	2021
	(Millions, except per-share amounts)
Revenues:
Service revenues	$1,537	$1,452
Service revenues – commodity consideration	77	49
Product sales	1,104	1,147
Net gain (loss) on commodity derivatives	(194)	(36)
Total revenues	2,524	2,612
Costs and expenses:
Product costs	803	932
Processing commodity expenses	30	21
Operating and maintenance expenses	394	360
Depreciation and amortization expenses	498	438
Selling, general, and administrative expenses	154	123
Other (income) expense – net	(9)	(1)
Total costs and expenses	1,870	1,873
Operating income (loss)	654	739
Equity earnings (losses)	136	131
Other investing income (loss) – net	1	2
Interest incurred	(289)	(296)
Interest capitalized	3	2
Other income (expense) – net	5	(2)
Income (loss) before income taxes	510	576
Less: Provision (benefit) for income taxes	118	141
Net income (loss)	392	435
Less: Net income (loss) attributable to noncontrolling interests	12	9
Net income (loss) attributable to The Williams Companies, Inc.	380	426
Less: Preferred stock dividends	1	1
Net income (loss) available to common stockholders	$379	$425
Basic earnings (loss) per common share:
Net income (loss)	$.31	$.35
Weighted-average shares (thousands)	1,216,940	1,214,646
Diluted earnings (loss) per common share:
Net income (loss)	$.31	$.35
Weighted-average shares (thousands)	1,221,279	1,217,211

The Williams Companies, Inc.
Consolidated Balance Sheet
(Unaudited)

	March 31, 2022	December 31, 2021
	(Millions, except per-share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$604	$1,680
Trade accounts and other receivables	1,987	1,986
Allowance for doubtful accounts	(14)	(8)
Trade accounts and other receivables – net	1,973	1,978
Inventories	201	379
Derivative assets	104	301
Other current assets and deferred charges	272	211
Total current assets	3,154	4,549
Investments	5,107	5,127
Property, plant, and equipment	44,416	44,184
Accumulated depreciation and amortization	(15,230)	(14,926)
Property, plant, and equipment – net	29,186	29,258
Intangible assets – net of accumulated amortization	7,278	7,402
Regulatory assets, deferred charges, and other	1,324	1,276
Total assets	$46,049	$47,612
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,584	$1,746
Accrued liabilities	1,099	1,201
Long-term debt due within one year	1,625	2,025
Total current liabilities	4,308	4,972
Long-term debt	20,801	21,650
Deferred income tax liabilities	2,570	2,453
Regulatory liabilities, deferred income, and other	4,399	4,436
Contingent liabilities and commitments
Equity:
Stockholders’ equity:
Preferred stock	35	35
Common stock ($1 par value; 1,470 million shares authorized at March 31, 2022 and December 31, 2021; 1,252 million shares issued at March 31, 2022 and 1,250 million shares issued at December 31, 2021)	1,252	1,250
Capital in excess of par value	24,476	24,449
Retained deficit	(13,378)	(13,237)
Accumulated other comprehensive income (loss)	(28)	(33)
Treasury stock, at cost (35 million shares of common stock)	(1,041)	(1,041)
Total stockholders’ equity	11,316	11,423
Noncontrolling interests in consolidated subsidiaries	2,655	2,678
Total equity	13,971	14,101
Total liabilities and equity	$46,049	$47,612

The Williams Companies, Inc.
Consolidated Statement of Cash Flows
(Unaudited)

	Three Months Ended March 31,
	2022	2021
	(Millions)
OPERATING ACTIVITIES:
Net income (loss)	$392	$435
Adjustments to reconcile to net cash provided (used) by operating activities:
Depreciation and amortization	498	438
Provision (benefit) for deferred income taxes	115	144
Equity (earnings) losses	(136)	(131)
Distributions from unconsolidated affiliates	212	176
Net unrealized (gain) loss from derivative instruments	123	—
Amortization of stock-based awards	21	20
Cash provided (used) by changes in current assets and liabilities:
Accounts receivable	(3)	(59)
Inventories	178	(8)
Other current assets and deferred charges	(65)	(6)
Accounts payable	(138)	38
Accrued liabilities	(149)	(116)
Changes in current and noncurrent derivative assets and liabilities	101	(6)
Other, including changes in noncurrent assets and liabilities	(67)	(10)
Net cash provided (used) by operating activities	1,082	915
FINANCING ACTIVITIES:
Proceeds from long-term debt	3	897
Payments of long-term debt	(1,256)	(5)
Proceeds from issuance of common stock	37	3
Common dividends paid	(518)	(498)
Dividends and distributions paid to noncontrolling interests	(37)	(54)
Contributions from noncontrolling interests	3	2
Payments for debt issuance costs	—	(6)
Other – net	(30)	(13)
Net cash provided (used) by financing activities	(1,798)	326
INVESTING ACTIVITIES:
Property, plant, and equipment:
Capital expenditures (1)	(291)	(260)
Dispositions – net	(6)	(1)
Contributions in aid of construction	(3)	19
Purchases of and contributions to equity-method investments	(56)	(14)
Other – net	(4)	(1)
Net cash provided (used) by investing activities	(360)	(257)
Increase (decrease) in cash and cash equivalents	(1,076)	984
Cash and cash equivalents at beginning of year	1,680	142
Cash and cash equivalents at end of period	$604	$1,126
_____________
(1) Increases to property, plant, and equipment	$(260)	$(263)
Changes in related accounts payable and accrued liabilities	(31)	3
Capital expenditures	$(291)	$(260)

Transmission & Gulf of Mexico
(UNAUDITED)
	2021					2022
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr
Regulated interstate natural gas transportation, storage, and other revenues (1)	$708	$693	$706	$739	$2,846	$730
Gathering, processing, and transportation revenues	86	90	74	94	344	82
Other fee revenues (1)	4	4	5	5	18	5
Commodity margins	8	7	8	12	35	15
Operating and administrative costs (1)	(198)	(197)	(215)	(226)	(836)	(202)
Other segment income (expenses) - net (1)	5	5	7	16	33	19
Impairment of certain assets	—	(2)	—	—	(2)	—
Proportional Modified EBITDA of equity-method investments	47	46	45	45	183	48
Modified EBITDA	660	646	630	685	2,621	697
Adjustments	—	2	—	—	2	—
Adjusted EBITDA	$660	$648	$630	$685	$2,623	$697

Statistics for Operated Assets
Natural Gas Transmission
Transcontinental Gas Pipe Line
Avg. daily transportation volumes (Tbtu)	14.1	13.1	13.8	14.2	13.8	15.0
Avg. daily firm reserved capacity (Tbtu)	18.6	18.3	18.7	19.2	18.7	19.3
Northwest Pipeline LLC
Avg. daily transportation volumes (Tbtu)	2.8	2.2	2.0	2.6	2.4	2.8
Avg. daily firm reserved capacity (Tbtu)	3.8	3.8	3.8	3.8	3.8	3.8
Gulfstream - Non-consolidated
Avg. daily transportation volumes (Tbtu)	1.0	1.2	1.3	1.1	1.2	0.9
Avg. daily firm reserved capacity (Tbtu)	1.3	1.3	1.3	1.3	1.3	1.3
Gathering, Processing, and Crude Oil Transportation
Consolidated (2)
Gathering volumes (Bcf/d)	0.28	0.31	0.25	0.29	0.28	0.30
Plant inlet natural gas volumes (Bcf/d)	0.46	0.41	0.44	0.48	0.45	0.48
NGL production (Mbbls/d)	29	26	28	33	29	31
NGL equity sales (Mbbls/d)	7	5	6	7	6	7
Crude oil transportation volumes (Mbbls/d)	130	151	120	135	134	110
Non-consolidated (3)
Gathering volumes (Bcf/d)	0.36	0.40	0.29	0.36	0.35	0.39
Plant inlet natural gas volumes (Bcf/d)	0.37	0.40	0.29	0.36	0.35	0.38
NGL production (Mbbls/d)	28	31	21	27	27	28
NGL equity sales (Mbbls/d)	9	11	6	7	8	8

(1) Excludes certain amounts associated with revenues and operating costs for tracked or reimbursable charges. Also, Operating and administrative costs increased in 2021, particularly in third quarter and fourth quarter, due to higher incentive and equity compensation expense.
(2) Excludes volumes associated with equity-method investments that are not consolidated in our results.
(3) Includes 100% of the volumes associated with operated equity-method investments.

Northeast G&P
(UNAUDITED)
	2021					2022
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr
Gathering, processing, transportation, and fractionation revenues	$311	$315	$340	$342	$1,308	$323
Other fee revenues (1)	25	25	26	27	103	27
Commodity margins	3	—	(2)	4	5	6
Operating and administrative costs (1)	(89)	(86)	(94)	(103)	(372)	(85)
Other segment income (expenses) - net	(1)	(7)	(3)	(3)	(14)	(3)
Proportional Modified EBITDA of equity-method investments	153	162	175	192	682	150
Modified EBITDA	402	409	442	459	1,712	418
Adjustments	—	—	—	—	—	—
Adjusted EBITDA	$402	$409	$442	$459	$1,712	$418

Statistics for Operated Assets and Blue Racer Midstream
Gathering and Processing
Consolidated (2)
Gathering volumes (Bcf/d)	4.19	4.10	4.26	4.38	4.24	4.03
Plant inlet natural gas volumes (Bcf/d)	1.41	1.62	1.64	1.62	1.57	1.46
NGL production (Mbbls/d)	102	115	121	120	115	110
NGL equity sales (Mbbls/d)	1	1	—	1	1	2
Non-consolidated (3)
Gathering volumes (Bcf/d)	6.62	6.76	6.92	6.84	6.79	6.62
Plant inlet natural gas volumes (Bcf/d)	0.87	0.87	0.79	0.73	0.82	0.66
NGL production (Mbbls/d)	60	58	56	51	56	50
NGL equity sales (Mbbls/d)	8	6	6	6	6	4

(1) Excludes certain amounts associated with revenues and operating costs for reimbursable charges. Also, Operating and administrative costs increased in 2021, particularly in third quarter and fourth quarter, due to higher incentive and equity compensation expense.
(2) Includes volumes associated with Susquehanna Supply Hub, the Northeast JV, and Utica Supply Hub, all of which are consolidated.
(3) Includes 100% of the volumes associated with operated equity-method investments, including the Laurel Mountain Midstream partnership; and the Bradford Supply Hub and the Marcellus South Supply Hub within the Appalachia Midstream Services partnership. Also, all periods have been restated to include Blue Racer Midstream.

West
(UNAUDITED)
	2021 (1)					2022
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr
Gathering, processing, transportation, storage, and fractionation revenues	$269	$285	$302	$313	$1,169	$317
Other fee revenues (2)	6	4	4	7	21	6
Commodity margins	31	26	21	22	100	23
Operating and administrative costs (2)	(109)	(113)	(108)	(112)	(442)	(112)
Other segment income (expenses) - net	—	(1)	11	(2)	8	(1)
Proportional Modified EBITDA of equity-method investments	25	22	27	31	105	27
Modified EBITDA	222	223	257	259	961	260
Adjustments	—	—	—	—	—	—
Adjusted EBITDA	$222	$223	$257	$259	$961	$260

Statistics for Operated Assets
Gathering and Processing
Consolidated (3)
Gathering volumes (Bcf/d)	3.11	3.21	3.31	3.36	3.25	3.47
Plant inlet natural gas volumes (Bcf/d)	1.20	1.20	1.29	1.22	1.23	1.13
NGL production (Mbbls/d)	36	39	49	43	41	47
NGL equity sales (Mbbls/d)	13	16	19	15	16	17
Non-consolidated (4)
Gathering volumes (Bcf/d)	0.27	0.30	0.28	0.28	0.29	0.28
Plant inlet natural gas volumes (Bcf/d)	0.27	0.30	0.28	0.28	0.28	0.27
NGL production (Mbbls/d)	24	32	32	32	29	31
NGL and Crude Oil Transportation volumes (Mbbls/d) (5)	85	101	119	132	109	118

(1) Recast due to the change in segments in the first quarter of 2022.
(2) Excludes certain amounts associated with revenues and operating costs for reimbursable charges. Also, Operating and administrative costs increased in 2021, particularly in third quarter and fourth quarter, due to higher incentive and equity compensation expense.
(3) Excludes volumes associated with equity-method investments that are not consolidated in our results.
(4) Includes 100% of the volumes associated with operated equity-method investments, including Rocky Mountain Midstream.
(5) Includes 100% of the volumes associated with operated equity-method investments, including the Overland Pass Pipeline Company and Rocky Mountain Midstream.

Gas & NGL Marketing Services
(UNAUDITED)
	2021 (1)					2022
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr
Commodity margins	$95	$13	$46	$11	$165	$100
Other fee revenues	1	1	—	1	3	1
Net unrealized gain (loss) from derivative instruments	—	(3)	(294)	188	(109)	(57)
Operating and administrative costs	(3)	(3)	(14)	(17)	(37)	(31)
Modified EBITDA	93	8	(262)	183	22	13
Adjustments (2)	—	—	296	(172)	124	52
Adjusted EBITDA	$93	$8	$34	$11	$146	$65

Statistics
Product Sales Volumes
Natual Gas (Bcf/d)	1.05	0.94	7.98	7.71	7.70	7.96
NGLs (Mbbls/d)	233	216	229	229	227	246

(1) Recast due to the change in segments in the first quarter of 2022.
(2) 2022 Adjustments for Gas & NGL Marketing Services includes the impact of volatility on NGL linefill transactions. Had this adjustment been made in 2021, Adjusted EBITDA would have been reduced by ($15), ($5), ($15), $1, and ($34) for the 1st, 2nd, 3rd, and 4th quarters, and full year period, respectively.

Capital Expenditures and Investments
(UNAUDITED)
	2021					2022
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr

Capital expenditures:
Transmission & Gulf of Mexico	$109	$209	$172	$173	$663	$125
Northeast G&P	40	46	41	22	149	40
West	33	76	49	45	203	61
Other	78	94	10	42	224	65
Total (1)	$260	$425	$272	$282	$1,239	$291

Purchases of and contributions to equity-method investments:
Transmission & Gulf of Mexico	$3	$6	$5	$12	$26	$16
Northeast G&P	11	24	30	24	89	32
Other	—	—	—	—	—	8
Total	$14	$30	$35	$36	$115	$56

Summary:
Transmission & Gulf of Mexico	$112	$215	$177	$185	$689	$141
Northeast G&P	51	70	71	46	238	72
West	33	76	49	45	203	61
Other	78	94	10	42	224	73
Total	$274	$455	$307	$318	$1,354	$347

Capital investments:
Increases to property, plant, and equipment	$263	$430	$308	$304	$1,305	$260
Purchases of businesses, net of cash acquired	—	—	126	25	151	—
Purchases of and contributions to equity-method investments	14	30	35	36	115	56
Purchases of other long-term investments	—	—	—	6	6	—
Total	$277	$460	$469	$371	$1,577	$316

(1) Increases to property, plant, and equipment	$263	$430	$308	$304	$1,305	$260
Changes in related accounts payable and accrued liabilities	(3)	(5)	(36)	(22)	(66)	31
Capital expenditures	$260	$425	$272	$282	$1,239	$291

Contributions from noncontrolling interests	$2	$4	$—	$3	$9	$3
Contributions in aid of construction	$19	$17	$10	$6	$52	$(3)
Proceeds from disposition of equity-method investments	$—	$1	$—	$—	$1	$—

Non-GAAP Measures
This news release and accompanying materials may include certain financial measures – adjusted EBITDA, adjusted income (“earnings”), adjusted earnings per share, available funds from operations and dividend coverage ratio – that are non-GAAP financial measures as defined under the rules of the SEC.

Our segment performance measure, modified EBITDA, is defined as net income (loss) before income (loss) from discontinued operations, income tax expense, net interest expense, equity earnings from equity-method investments, other net investing income, impairments of equity investments and goodwill, depreciation and amortization expense, and accretion expense associated with asset retirement obligations for nonregulated operations. We also add our proportional ownership share (based on ownership interest) of modified EBITDA of equity-method investments.

Adjusted EBITDA further excludes items of income or loss that we characterize as unrepresentative of our ongoing operations. Such items are excluded from net income to determine adjusted income and adjusted earnings per share. Management believes this measure provides investors meaningful insight into results from ongoing operations.

Available funds from operations is defined as cash flow from operations excluding the effect of changes in working capital and certain other changes in noncurrent assets and liabilities, reduced by preferred dividends and net distributions to noncontrolling interests.

This news release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of assets and the cash that the business is generating.

Neither adjusted EBITDA, adjusted income, nor available funds from operations are intended to represent cash flows for the period, nor are they presented as an alternative to net income or cash flow from operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

Reconciliation of Income (Loss) Attributable to The Williams Companies, Inc. to Non-GAAP Adjusted Income
(UNAUDITED)
	2021(1)					2022
(Dollars in millions, except per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr

Income (loss) attributable to The Williams Companies, Inc. available to common stockholders	$425	$304	$164	$621	$1,514	$379

Income (loss) - diluted earnings (loss) per common share (2)	$.35	$.25	$.13	$.51	$1.24	$.31
Adjustments:
Transmission & Gulf of Mexico
Impairment of certain assets	$—	$2	$—	$—	$2	$—
Total Transmission & Gulf of Mexico adjustments	—	2	—	—	2	—
Gas & NGL Marketing Services
Amortization of purchase accounting inventory fair value adjustment	—	—	2	16	18	15
Impact of volatility on NGL linefill transactions (3)	—	—	—	—	—	(20)
Net unrealized (gain) loss from derivative instruments	—	—	294	(188)	106	57
Total Gas & NGL Marketing Services adjustments	—	—	296	(172)	124	52
Other
Expenses associated with Sequent acquisition and transition	—	—	3	2	5	—
Net unrealized (gain) loss from derivative instruments	—	4	16	(20)	—	66
Accrual for loss contingencies	5	5	—	—	10	—
Total Other adjustments	5	9	19	(18)	15	66
Adjustments included in Modified EBITDA	5	11	315	(190)	141	118
Adjustments below Modified EBITDA
Accelerated depreciation for decommissioning assets	—	20	13	—	33	—
Amortization of intangible assets from Sequent acquisition	—	—	21	(3)	18	42
	—	20	34	(3)	51	42
Total adjustments	5	31	349	(193)	192	160
Less tax effect for above items	(1)	(8)	(87)	48	(48)	(40)
Adjusted income available to common stockholders	$429	$327	$426	$476	$1,658	$499
Adjusted income - diluted earnings per common share (2)	$.35	$.27	$.35	$.39	$1.36	$.41
Weighted-average shares - diluted (thousands)	1,217,211	1,217,476	1,217,979	1,221,454	1,218,215	1,221,279
(1) Recast due to change in segments in the first quarter of 2022
(2) The sum of earnings per share for the quarters may not equal the total earnings per share for the year due to changes in the weighted-average number of common shares outstanding.
(3) Had this adjustment been made in 2021, the Gas & NGL Marketing segment would have included adjustments of ($15), ($5), ($15), $1, and ($34) for the 1st, 2nd, 3rd, and 4th quarters, and full year period, respectively. This would have reduced Adjusted income – diluted earnings per common share by $0.01, $0.01, and $0.02 for the 1st and 3rd quarters, and full year period, respectively.

Reconciliation of "Net Income (Loss)" to “Modified EBITDA” and Non-GAAP “Adjusted EBITDA”
(UNAUDITED)
	2021(1)					2022
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr

Net income (loss)	$435	$322	$173	$632	$1,562	$392
Provision (benefit) for income taxes	141	119	53	198	511	118
Interest expense	294	298	292	295	1,179	286
Equity (earnings) losses	(131)	(135)	(157)	(185)	(608)	(136)
Other investing (income) loss - net	(2)	(2)	(2)	(1)	(7)	(1)
Proportional Modified EBITDA of equity-method investments	225	230	247	268	970	225
Depreciation and amortization expenses	438	463	487	454	1,842	498
Accretion expense associated with asset retirement obligations for nonregulated operations	10	11	12	12	45	11
Modified EBITDA	$1,410	$1,306	$1,105	$1,673	$5,494	$1,393

Transmission & Gulf of Mexico	$660	$646	$630	$685	$2,621	$697
Northeast G&P	402	409	442	459	1,712	418
West	222	223	257	259	961	260
Gas & NGL Marketing Services	93	8	(262)	183	22	13
Other	33	20	38	87	178	5
Total Modified EBITDA	$1,410	$1,306	$1,105	$1,673	$5,494	$1,393

Adjustments (2):
Transmission & Gulf of Mexico	$—	$2	$—	$—	$2	$—
Gas & NGL Marketing Services(3)	—	—	296	(172)	124	52
Other	5	9	19	(18)	15	66
Total Adjustments	$5	$11	$315	$(190)	$141	$118

Adjusted EBITDA:
Transmission & Gulf of Mexico	$660	$648	$630	$685	$2,623	$697
Northeast G&P	402	409	442	459	1,712	418
West	222	223	257	259	961	260
Gas & NGL Marketing Services	93	8	34	11	146	65
Other	38	29	57	69	193	71
Total Adjusted EBITDA	$1,415	$1,317	$1,420	$1,483	$5,635	$1,511

(1) Recast due to change in segments in the first quarter of 2022.
(2) Adjustments by segment are detailed in the "Reconciliation of Income (Loss) Attributable to The Williams Companies, Inc. to Non-GAAP Adjusted Income," which is also included in these materials.
(3) 2022 Adjustments for Gas & NGL Marketing Services includes the impact of volatility on NGL linefill transactions. Had this adjustment been made in 2021, Adjusted EBITDA would have been reduced by ($15), ($5), ($15), $1, and ($34) for the 1st, 2nd, 3rd, and 4th quarters, and full year period, respectively.

Reconciliation of Cash Flow from Operating Activities to Available Funds from Operations (AFFO)
(UNAUDITED)
	2021					2022
(Dollars in millions, except coverage ratios)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr

The Williams Companies, Inc.
Reconciliation of GAAP "Net cash provided (used) by operating activities" to Non-GAAP "Available funds from operations"

Net cash provided (used) by operating activities	$915	$1,057	$834	$1,139	$3,945	$1,082
Exclude: Cash (provided) used by changes in:
Accounts receivable	59	(9)	488	7	545	3
Inventories	8	50	54	12	124	(178)
Other current assets and deferred charges	6	50	11	(4)	63	65
Accounts payable	(38)	(56)	(476)	(73)	(643)	138
Accrued liabilities	116	(130)	(53)	9	(58)	149
Changes in current and noncurrent derivative assets and liabilities	6	25	236	10	277	(101)
Other, including changes in noncurrent assets and liabilities	10	(31)	27	(5)	1	67
Preferred dividends paid	(1)	—	(1)	(1)	(3)	(1)
Dividends and distributions paid to noncontrolling interests	(54)	(41)	(40)	(52)	(187)	(37)
Contributions from noncontrolling interests	2	4	—	3	9	3
Available funds from operations	$1,029	$919	$1,080	$1,045	$4,073	$1,190

Common dividends paid	$498	$498	$498	$498	$1,992	$518

Coverage ratio:
Available funds from operations divided by Common dividends paid	2.07	1.85	2.17	2.10	2.04	2.30

Reconciliation of Net Income (Loss) to Modified EBITDA, Non-GAAP Adjusted EBITDA and Cash Flow from Operating Activities to Non-GAAP Available Funds from Operations (AFFO)

	2022 Guidance
(Dollars in millions, except per-share amounts and coverage ratio)	Low	Mid	High

Net income (loss)	$1,666	$1,766	$1,866
Provision (benefit) for income taxes	535	585	635
Interest expense		1,145
Equity (earnings) losses		(570)
Proportional Modified EBITDA of equity-method investments		915
Depreciation and amortization expenses and accretion for asset retirement obligations associated with nonregulated operations		2,100
Other		(9)
Modified EBITDA	$5,782	$5,932	$6,082
EBITDA Adjustments		118
Adjusted EBITDA	$5,900	$6,050	$6,200

Net income (loss)	$1,666	$1,766	$1,866
Less: Net income (loss) attributable to noncontrolling interests & preferred dividends		80
Net income (loss) attributable to The Williams Companies, Inc. available to common stockholders	$1,586	$1,686	$1,786

Adjustments:
Adjustments included in Modified EBITDA (1)		118
Adjustments below Modified EBITDA (2)		167
Allocation of adjustments to noncontrolling interests		—
Total adjustments		285
Less tax effect for above items		(71)
Adjusted income available to common stockholders	$1,800	$1,900	$2,000
Adjusted diluted earnings per common share	$1.47	$1.56	$1.64
Weighted-average shares - diluted (millions)		1,221

Available Funds from Operations (AFFO):
Net cash provided by operating activities (net of changes in working capital, changes in current and noncurrent derivative assets and liabilities, and changes in other, including changes in noncurrent assets and liabilities)	$4,600	$4,750	$4,900
Preferred dividends paid		(3)
Dividends and distributions paid to noncontrolling interests		(190)
Contributions from noncontrolling interests		43
Available funds from operations (AFFO)	$4,450	$4,600	$4,750
AFFO per common share	$3.64	$3.77	$3.89
Common dividends paid		$2,075
Coverage Ratio (AFFO/Common dividends paid)	2.14x	2.22x	2.29x

(1) Includes 1Q adjustments of $118 million included in Modified EBITDA.
(2) Includes amortization of Sequent intangible asset of $167 million.

Forward-Looking Statements
The reports, filings, and other public announcements of The Williams Companies, Inc. (Williams) may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions, and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical facts, included in this report that address activities, events, or developments that we expect, believe, or anticipate will exist or may occur in the future, are forward-looking statements. Forward-looking statements can be identified by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will,” “assumes,” “guidance,” “outlook,” “in-service date,” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•Levels of dividends to Williams stockholders;

•Future credit ratings of Williams and its affiliates;

•Amounts and nature of future capital expenditures;

•Expansion and growth of our business and operations;

•Expected in-service dates for capital projects;

•Financial condition and liquidity;

•Business strategy;

•Cash flow from operations or results of operations;

•Seasonality of certain business components;

•Natural gas, natural gas liquids and crude oil prices, supply, and demand;

•Demand for our services;

•The impact of the coronavirus (COVID-19) pandemic.

Forward-looking statements are based on numerous assumptions, uncertainties, and risks that could cause future events or results to be materially different from those stated or implied in this report. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:
•Availability of supplies, market demand, and volatility of prices;

•Development and rate of adoption of alternative energy sources;

•The impact of existing and future laws and regulations, the regulatory environment, environmental matters, and litigation, as well as our ability to obtain necessary permits and approvals, and achieve favorable rate proceeding outcomes;

•Our exposure to the credit risk of our customers and counterparties;

•Our ability to acquire new businesses and assets and successfully integrate those operations and assets into existing businesses as well as successfully expand our facilities, and to consummate asset sales on acceptable terms;

•Whether we are able to successfully identify, evaluate, and timely execute our capital projects and investment opportunities;

•The strength and financial resources of our competitors and the effects of competition;

•The amount of cash distributions from and capital requirements of our investments and joint ventures in which we participate;

•Whether we will be able to effectively execute our financing plan;

•Increasing scrutiny and changing expectations from stakeholders with respect to our environmental, social, and governance practices;

•The physical and financial risks associated with climate change;

•The impacts of operational and developmental hazards and unforeseen interruptions;

•The risks resulting from outbreaks or other public health crises, including COVID-19;

•Risks associated with weather and natural phenomena, including climate conditions and physical damage to our facilities;

•Acts of terrorism, cybersecurity incidents, and related disruptions;

•Our costs and funding obligations for defined benefit pension plans and other postretirement benefit plans;

•Changes in maintenance and construction costs, as well as our ability to obtain sufficient construction-related inputs, including skilled labor;

•Inflation, interest rates, and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on customers and suppliers);

•Risks related to financing, including restrictions stemming from debt agreements, future changes in credit ratings as determined by nationally recognized credit rating agencies, and the availability and cost of capital;

•The ability of the members of the Organization of Petroleum Exporting Countries and other oil exporting nations to agree to and maintain oil price and production controls and the impact on domestic production;

•Changes in the current geopolitical situation, including the Russian invasion of Ukraine;

•Changes in U.S. governmental administration and policies;

•Whether we are able to pay current and expected levels of dividends;

•Additional risks described in our filings with the Securities and Exchange Commission (SEC).

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list or announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.
In addition to causing our actual results to differ, the factors listed above and referred to below may cause our intentions to change from those statements of intention set forth in this report. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.
Because forward-looking statements involve risks and uncertainties, we caution that there are important factors, in addition to those listed above, that may cause actual results to differ materially from those contained in the forward-looking statements. For a detailed discussion of those factors, see (a) Part I, Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC on February 28, 2022, and (b) Part II, Item 1A. Risk Factors in our Quarterly Report on Form 10-Q for the period ended March 31, 2022.

###